QuickLinks -- Click here to rapidly navigate through this document

Exhibit (n)(11)

October 10, 2013

New Mountain Finance Holdings, L.L.C.
New Mountain Finance Corporation
New Mountain Finance AIV Holdings Corporation

          We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Holdings, L.L.C., New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation for the three and six-month periods ended June 30, 2013 and 2012 and have issued our report dated August 7, 2013. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our report referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarter ended June 30, 2013 is being used in this Registration Statement.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

QuickLinks

  Exhibit (n)(11)